EXHIBIT 10.1

CONFIDENTIAL EMPLOYMENT AGREEMENT
This CONFIDENTIAL EMPLOYMENT AGREEMENT (“Agreement”) is effective as of February 29, 2016 (the “Effective Date”) by and between Jeffrey Solomon (“Executive”) and Affinity Gaming (“Affinity”).
In consideration for the mutual promises contained herein and for other good and valuable consideration, the sufficiency and receipt of which each party expressly acknowledges, Executive and Affinity agree as follows:
1.Employment. Affinity agrees to employ Executive as its Senior Vice President and Chief Operating Officer, and Executive accepts such employment upon the terms and conditions stated herein. Executive represents and warrants that Executive is free to enter into this Agreement and is not otherwise prohibited from doing so by any contract or covenant with any person, former employer, or other entity. Executive agrees that in performing services for Affinity, Executive will not utilize any confidential or proprietary information from any former employer.
2.Gaming Regulations. Executive acknowledges that Affinity’s business is highly regulated by law and is reliant upon maintaining relevant gaming licenses where it and its affiliates conduct business, and that gaming license regulatory bodies demand very detailed personal information regarding Affinity’s officers and employees. Accordingly, Executive acknowledges that Executive may be required to provide information regarding Executive’s background including, but not limited to, detailed financial information, criminal history, prior employment, prior residences, familial relationships, military history, and educational history. Executive further acknowledges that such information may require the execution of one or more releases of information or other documents such that Affinity or a designated third party may obtain background information necessary for compliance with regulatory requirements. Executive expressly agrees to provide and execute releases and other documents, and otherwise fully cooperate with disclosure of any and all information required by any law or regulatory body including, but not limited to, any gaming regulatory and/or licensing body, and as may otherwise be required by Affinity.
3.Term. Executive’s employment with Affinity shall begin on the Effective Date, and shall continue thereafter until terminated by either party in accordance with the terms set forth in Paragraph 11 below.
4.Duties and Responsibilities. Executive shall perform such duties as are reasonably assigned to Executive by Affinity’s Chief Executive Officer to whom Executive will report and shall be accountable. Such duties may include, but are not limited to, such duties and responsibilities typically performed by a chief operating officer of a public company in the gaming industry, and may involve Affinity affiliates. Executive shall devote Executive’s full time and best efforts, skill, and attention to the diligent performance and discharge of such duties and responsibilities.
5.Exclusivity and Conflict of Interest. Executive’s employment with Affinity shall be exclusive. Accordingly, during Executive’s employment with Affinity, Executive shall not engage in any business activity other than on Affinity’s behalf without the express written consent of Affinity’s Chief Executive Officer. Under no circumstance shall Executive engage in any activity that could create a conflict of interest between Executive and Affinity or any of its affiliates. Notwithstanding the above, nothing herein shall preclude Executive from: (a) serving as an officer or director of a business entity, serving as an officer or director of a non-profit entity, or otherwise participating in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, any such positions and participation in effect as of the Effective Date, subject to the prior written consent of Affinity’s Chief Executive Officer, which consent (i) in the case of a business entity will be at the sole and absolute discretion of Affinity’s Chief Executive Officer, and (ii) in the case of a non-profit entity or non-profit educational, welfare, social, religious and civil organization, will not be unreasonably withheld or delayed; or (b) purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation as a passive investment; provided, however, that any such activities described in (a) and (b) do not conflict or interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive of Affinity in accordance with this Agreement or conflict with Paragraph 14 of this Agreement.
6.Compensation. Affinity will pay Executive an annual base salary in the amount of $400,000. This amount will be reviewed at least annually and subject to periodic increases at Affinity’s discretion. Executive’s annual base salary may not be decreased other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives. Affinity will pay Executive’s pro-rata base salary, less customary deductions, on Affinity’s regular paydays.
7.Bonus. Executive is eligible to receive an annual performance-based bonus, the amount of which, if any, will be based on the achievement of certain collective and individual goals established by Affinity Gaming’s Board of Directors (the “Board”) in its sole and absolute discretion, with a target bonus of 60% of Executive’s base salary for Executive achieving 100% of the goals set for that calendar year. Except as specifically set forth in Paragraph 11, below, such incentive bonuses are not earned or paid on a pro-rated basis and are subject to Executive’s continued employment at the time of payment. Such bonus, if earned and if awarded by the Board in its sole and absolute discretion, shall be paid, subject to customary deductions, on or before March 15 of the calendar year immediately following the calendar year to which the bonus pertained.
8.Long Term Incentive Plan. Executive is eligible to participate in the Affinity Gaming 2011 Amended Long Term Incentive Plan (“LTIP”), in accordance with the terms and conditions of the LTIP and any agreement entered into in connection therewith. Affinity shall cause the Compensation Committee to provide Executive the following incentives under and subject to the terms and conditions of the LTIP:
A.     In the first quarter of 2016, an award of 18,000 restricted shares of Affinity’s common stock (“Restricted Shares”), to vest ratably in thirds (subject to the condition set forth in Paragraph 8.D. below) on each of the first, second and third annual anniversary of the Effective Date;
(1) In the event of an acquisition of all or substantially all of the common stock or assets of Affinity by a Third Party other than Z Capital Partners, L.L.C., or its affiliates (“Z Capital”) before the third anniversary of the Effective Date, then all such Restricted Shares shall vest immediately upon closing of that acquisition;
(2) In the event of an acquisition of all or substantially all of the common stock or assets of Affinity by Z Capital before the first anniversary of the Effective Date, then all such Restricted Shares will be cancelled and replaced with an equity or phantom equity award from the merged entity or one of its affiliates of equal or greater value subject to vesting and other terms and conditions to be agreed by Executive and Z Capital.
B.    In the first quarter of 2016, an award of 15,000 Restricted Shares, to vest (subject to the condition set forth in Paragraph 8.D. below) upon the execution of a binding agreement during Executive’s employment with Affinity for the sale of Affinity or substantially all of Affinity’s assets (the “Transaction”) at a price (or net asset valuation) of $22.50 per share or greater. Should acquisitions or dispositions by Affinity prior to the Transaction materially alter the value of Affinity’s assets such that the $22.50 per share price is no longer an appropriate benchmark as determined in the sole discretion of the Board, the parties agree to negotiate in good faith an appropriate adjustment to the per share price; provided that in the event of an acquisition of all or substantially all of the common stock or assets of Affinity at a price of less than $22.50 per share, then all such Restricted Shares will be cancelled and forfeited.
C.    In the first quarter of each of 2016, 2017 and 2018, an award of 80,000 Stock Options having the following vesting schedule and conditions:

(1)     40,000 of the Stock Options to vest ratably in thirds subject to the condition set forth in Paragraph 8.D. below on March 31 of each of the three consecutive calendar years following the date of the respective award; and
(2)     Up to 40,000 of the Stock Options to vest ratably and conditionally in thirds by no later than March 31 of each of the three consecutive calendar years following the date of the respective award, with the actual date of vesting, the applicable conditions (based on performance objectives disclosed to Executive no later than the end of the first quarter of the calendar year for which they apply), and Executive’s complete or partial satisfaction of the conditions (and, therefore, the number of Stock Options that vest based on performance) to be determined by the Compensation Committee in its sole and absolute discretion and subject to the condition set forth in Paragraph 8.D. below.
D.    Except as provided in Paragraph 11.A. below, in order for any part of the LTIP awards set forth in this Paragraph 8 to vest, Executive must remain employed by Affinity through the scheduled date of vesting
9.Benefits. During Executive’s employment with Affinity, Executive shall be entitled to participate in those employee benefit plans that Affinity may make generally available to its similarly situated employees provided that Executive otherwise meets the eligibility requirements of those plans. In addition, Affinity will reimburse Executive for up to two months’ COBRA (as that term is defined in Paragraph 11.B.2 below) premiums Executive pays to continue the health care coverage provided by his previous employer.
10.Expenses. Affinity will reimburse Executive for all reasonable business expenses that Executive incurs in connection with Executive’s performance of duties for Affinity upon submission of satisfactory documentation and in accordance with Affinity’s business expense reimbursement policy.
11.Termination. Either party may terminate Executive’s employment for any reason upon giving written notice to the other party. Upon termination of Executive’s employment for any reason, Executive shall be entitled only to payment of Executive’s regular salary pro-rated through the termination date other than as set forth in Paragraphs 11.A and B, below. Immediately upon the termination of Executive’s employment, or upon Affinity’s request, Executive shall return to Affinity all of its and its affiliates’ property in Executive’s possession or under Executive’s control including, but not limited to, all Affinity documents, keys, credit cards, computers, cell phones, electronic devices, computer software, electronic information, Confidential and Proprietary Information (as defined in Paragraph 12 below) and all copies thereof.
A.In the event of termination of Executive’s employment by Affinity without Cause or termination of Executive’s employment by Executive for Good Reason, and conditioned upon Executive’s execution of a full release of claims in a form reasonably acceptable to the parties (the “Release”), Executive shall also be entitled to receive the following severance benefits and accelerated vesting of unvested LTIP awards in lieu of any compensation and benefits whatsoever:
(1)     continued payment of Executive’s base salary as of the effective date of the termination of Executive’s employment (except that, in the event Executive’s salary has been reduced and the reduction is a condition of Good Reason, then the base salary for this purpose will be the base salary in effect immediately prior to the reduction in base salary) for one year, such payments to commence beginning with the first payroll date following the expiration of eight days after Executive returns an executed copy of the Release to Affinity;
(2) the incentive bonus compensation that would have been paid to Executive based on Affinity’s actual performance for the calendar year in which the termination occurred, pro-rated to the date of termination, (or, if the termination occurs in 2016, an amount equal to 60% of the base salary paid to Executive in 2016), with such payment to be made in a lump sum on the earlier of the date that annual incentive bonuses are paid to other Affinity executives or March 15 of the calendar year following termination;

(3)     continued participation in Affinity’s group medical plan pursuant to COBRA and conditioned upon Executive’s timely election of continuation of benefits, at Affinity’s expense until the earlier of (i) the last day of the month in which the salary continuation described in Subparagraph 11(A)(1) above ends and (ii) the date upon which Executive first becomes eligible for coverage provided by any other entity following termination of employment hereunder (irrespective of whether Executive actually enrolls in such coverage). Executive shall provide Affinity with written notice of his eligibility for such other entity’s coverage no later than three days before the date Executive becomes eligible for such coverage; and
(4)    with respect to those Restricted Share or Stock Option awards that Executive has received under the LTIP as of Executive’s employment termination date in which the vesting conditions of the award are based solely upon a vesting date, and not upon any performance objectives or EBITDA target, that have not vested as of the employment termination date, will become immediately vested and exercisable by Executive as of the effective date of the termination of Executive’s employment.
B.For the purposes of Paragraph 11.A., above, the following terms have the meanings ascribed to them below:
(1) “Cause” means one or more of the following:
(i)Executive’s breach of any material term of this Agreement;
(ii)Indictment of, or formal charge against, Executive for a felony or any other offense which involves an act of embezzlement, misappropriation of funds, or other conduct evidencing an act of moral turpitude, dishonesty or lack of fidelity; or, Executive’s admission of having engaged in the same;
(iii)Payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued for the benefit of Affinity reimbursing Affinity for a loss due to the wrongful act, or wrongful omission to act, of the Executive;
(iv)Executive’s failure to obey the reasonable and lawful orders of an officer or the Board or a direct supervisor;
(v)Executive’s misconduct or failure to discharge Executive’s duties commensurate with Executive’s title and function;
(vi)The denial, revocation or suspension of a license, qualification or certificate of suitability to the Executive by any Gaming Authority, or the reasonable likelihood that the same will occur; or
(vii)Any action or failure to act by Executive that Affinity or its affiliate reasonably believes, as a result of a communication or action by any Gaming Authority or on the basis of Affinity’s or its affiliate’s consultations with its legal counsel and/or other professional advisors, will likely cause any Gaming Authority to: (a) fail to license, qualify and/or approve Affinity or its affiliate to own and operate a gaming business; (b) grant any such licensing, qualification and/or approval only upon terms and conditions that are unacceptable to Affinity or its affiliate; (c) significantly delay any such licensing, qualification and/or approval process; or (d) revoke or suspend any existing license.
(2) “COBRA” means the federal Comprehensive Omnibus Budget Reconciliation Act of 1986, as amended.
(3)“Gaming Authority” means any governmental authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities of Affinity or its affiliates.
(4)“Good Reason” means the occurrence of any of the following without Executive’s consent, provided that Executive has provided Affinity with written notice of the applicable event within thirty (30)

calendar days after Executive becomes aware of the occurrence thereof, and Affinity has not cured (or, otherwise commenced steps reasonably designed to result in a prompt cure) within thirty (30) calendar days thereafter if such circumstance is curable:
(i) Executive’s title, position, status, authority, duties or responsibilities as contemplated by this Agreement are materially diminished;
(ii) The material breach by Affinity of any provision of this Agreement (including, but not limited to, a reduction in Executive’s base salary set forth herein other than as set forth in Paragraph 6 above); or
(iii) Relocation by Affinity of Executive’s primary place of employment by more than 50 miles from Affinity’s current headquarters in Las Vegas, Nevada.

Any termination of employment by Executive for Good Reason will only be effective if the termination results in the Executive’s separation from service (as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”)) from Affinity within ninety (90) days after Executive gives Affinity written notice of the applicable event that constitutes Good Reason.
12.Non-Disclosure and Use of Confidential and Proprietary Information. Executive acknowledges and agrees that Executive’s employment by Affinity will result in Executive’s exposure and access to confidential and proprietary information including, but not limited to, management, administration, and accounting systems, vendor and supplier costs, financial information, business and marketing strategies, databases, formulas, and personal information about Affinity, certain Shareholders of Affinity that employ or have contracted to appoint Board representatives (collectively, with their affiliates, “Board Shareholders”), and their respective owners, affiliates, principals, members, officers, directors, and employees (“Confidential and Proprietary Information”) which Executive did not have access to prior to Executive’s employment by Affinity and which information is of great value to Affinity, the Board Shareholders, and their respective owners, affiliates, principals, members, officers, directors, and employees. Executive agrees that Executive shall not, other than on behalf of Affinity or the Board Shareholders, at any time during Executive’s employment with Affinity and thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation, investor, member of the media, or entity, any Confidential and Proprietary Information, or use any Confidential and Proprietary Information for any purpose other than on behalf of Affinity or the Board Shareholders, unless previously authorized to do so in writing by Affinity's Chief Executive Officer and/or the authorized representative of the Board Shareholder (“Authorized Board Representative”), as appropriate, required by law or court order, or the Confidential and Proprietary Information has become publicly available other than by reason of Executive’s breach of this Agreement or of another individual’s or entity’s violation of an obligation not to disclose such information. Should Executive be required by law or court order to disclose any Confidential and Proprietary Information, Executive agrees to give Affinity and/or the Authorized Board Representative, as appropriate and permitted by law or court order, prompt notice so as to allow Affinity and/or the Board Shareholders to challenge such application of the law or court order, or otherwise to attempt to limit the scope of such disclosure. This Paragraph 12 applies to all Confidential and Proprietary Information of Affinity, its affiliates, and the Board Shareholders, regardless of when such information is or was disclosed to Executive.
13.Patents, Copyrights, Trademarks, and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, administration and accounting systems, processes, and computer software relating to Affinity’s or the Board Shareholders’ businesses (whether or not patentable), discovered, developed, or learned by Executive during Executive’s employment with Affinity (“Intellectual Property”) are the sole and absolute property of Affinity and/or a Board Shareholder and are “works made for hire” as that term is defined in the copyright laws of the United States. Executive acknowledges and agrees that Affinity and/or a Board Shareholder is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to the

Intellectual Property, Executive expressly disclaims any and all ownership rights to such Intellectual Property, and Executive will fully assist Affinity and/or the Board Shareholders to obtain the patents, copyrights, trademarks, or other property rights to all Intellectual Property. Executive has been notified by Affinity and understands that the foregoing provisions of this Paragraph 13 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of Affinity, its affiliates, or the Board Shareholders was used and which was developed entirely on Executive’s own time, unless the invention: (a) relates to the business of Affinity, its affiliates, or the Board Shareholders or to their actual or demonstrably anticipated research and development, or (b) results from any work performed by Executive for Affinity, its affiliates, or the Board Shareholders.
14.Protective Covenants. During Executive’s employment and for a period of one year after the termination of Executive’s employment with Affinity, irrespective of the reason for termination, Executive agrees not to, directly or indirectly, other than on Affinity’s behalf:
A.Induce or assist in the inducement of any individual away from Affinity’s, its affiliates,’ the Board Shareholders’ or any of their respective portfolio companies’ employ or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve Affinity’s, its affiliates,’ the Board Shareholders’ or their respective portfolio companies’ interests with undivided loyalty;

B.Induce or assist in the inducement of any individual or entity that provides products or services to Affinity, its affiliates, or the Board Shareholders or their respective portfolio companies to reduce any such products or services provided to, or to terminate their relationship with, Affinity, its affiliates, the Board Shareholders or their portfolio companies; or

C.Engage in any business activity, whether as an owner, partner, principal, employee, consultant, or otherwise, that involves hospitality, gaming, or casinos within a 150 mile radius of the location of any hospitality, casino, or gaming business operated by Affinity or any of its affiliates (“Restricted Area”), except that this Paragraph 14.B. does not preclude Executive from working for a hospitality, casino, or gaming business that is located in Las Vegas, Nevada and that abuts Las Vegas Boulevard between Russell Road and Sahara Avenue (“Excluded Area”), provided that such hospitality, casino, or gaming business is not affiliated in any way with any hospitality, casino, or gaming business that is located within the Restricted Area.
For the avoidance of doubt, each of Paragraphs 14.A.-C. above are severable.
15.Non-Disparagement. Executive agrees not to engage in any conduct, or make any statement in any form, that may disparage, defame, or otherwise diminish the reputation of Affinity, the Board Shareholders, and their respective affiliates, funds, products, services, owners, members, principals, investors, officers, directors, employees, or their respective families.
16.Injunctive Relief. Executive acknowledges and agrees that the covenants contained in Paragraphs 12-15 above are reasonable in scope and duration, do not unduly restrict Executive’s ability to engage in Executive’s livelihood, and are necessary to protect Affinity’s and the Board Shareholders’ legitimate business interests. Without limiting the rights of Affinity and/or the Board Shareholders to pursue any other legal and/or equitable remedy available to it for any breach by Executive of the covenants contained in Paragraphs 12-15 above, Executive acknowledges that a breach of those covenants would cause a loss to Affinity and/or the Board Shareholders for which they could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate Affinity and/or the Board Shareholders for a breach of those covenants and that, accordingly, Affinity and/or the Board Shareholders shall be entitled to injunctive relief to prevent any breach or continuing breaches of Executive’s covenants set forth in Paragraphs 12-15 above, without the necessity of posting a bond. It is the parties’ intention that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.
17.-Communication with Board Shareholders’ Investors and Prospective Investors. Executive agrees not to knowingly contact any investor in a fund managed by any of the Board Shareholders or any prospective investor that is considering investing in a fund managed by any of the Board Shareholders. Should any such investor or prospective investor contact Executive, Executive agrees to refrain from communicating with that investor or prospective investor and will immediately communicate to the appropriate Authorized Board Representative the circumstances of the investor or prospective investor contact.
18.Mandatory Mediation and Waiver of Jury Trial. Executive agrees that prior to initiating any legal action, all disputes and claims of any nature that Executive may have against Affinity, its affiliates, or their owners, officers, members, directors, or supervisory employees including, but not limited to, all statutory, contractual, and common law claims (including all employment discrimination claims), will be submitted first to mandatory mediation in Las Vegas, Nevada, or at another mutually agreed-upon location, under the rules of Judicial Arbitration and Mediation Services (“JAMS”), or under such other rules as the parties may mutually agree. All information regarding the dispute or claim or mediation proceedings, including any mediation settlement, shall not be disclosed by Executive or any mediator to any third party other than Executive’s advisors who first agree to maintain confidentiality of such information, without the written consent of Affinity’s Chief Executive Officer, such consent to not be unreasonably withheld, conditioned or delayed. In the event that mediation does not resolve any dispute that Executive has with Affinity and Executive proceeds to file a complaint in court, EXECUTIVE HEREBY WAIVES ANY RIGHT TO A JURY TRIAL OF THAT DISPUTE.
19.Confidential Agreement. The terms of this Agreement are confidential. Accordingly, other than as set forth in Paragraph 20 below, Executive agrees not to disclose the terms of this Agreement to anyone other than to Executive’s attorney, accountant, or spouse without the express written consent of Affinity’s Chief Executive Officer or as otherwise required by law. Should Executive disclose the terms of this Agreement to Executive’s attorney, accountant, or spouse, or to another third party expressly approved by Affinity’s Chief Executive Officer, Executive shall ensure that those individuals abide by the confidentiality terms of this Paragraph 19.
20.Notification Obligations. Executive shall notify each individual, employer or other entity with which Executive forms a business relationship of Executive’s obligations under Paragraph 12 above. For one year after Executive’s employment separation from Affinity, Executive also shall (a) promptly notify Affinity in writing identifying each individual, employer, or other entity with which Executive forms a business relationship and describing the nature of Executive’s duties, responsibilities, and relationship with that individual, employer, or entity; and (b) inform each individual, employer, or other entity with which Executive forms a business relationship of Executive’s obligations under Paragraph 14 above.
21.Cooperation. Subsequent to the termination of Executive’s employment and upon Affinity’s request, Executive agrees to be reasonably available to provide assistance to Affinity with respect to any legal issue that arose during or involved the period in which Affinity employed Executive in which Executive has pertinent information. Affinity will reimburse Executive for any reasonable expenses that Executive incurs in providing such assistance. Should such assistance require a significant portion of Executive’s time, Affinity and Executive will confer to attempt to agree upon a reasonable rate of compensation that Affinity will pay for Executive’s time.
22.Severability. In the event that any court having jurisdiction over this Agreement determines that one or more of the provisions contained in this Agreement shall be unenforceable in any respect, such provision shall be deemed limited and restricted to the portions that are enforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

23.Assignment. The services rendered by Executive to Affinity are unique and personal. Accordingly, Executive may not assign any of Executive’s rights or delegate any of Executive’s duties or obligations under this Agreement. Affinity may, upon written notice to Executive, assign this Agreement to a purchaser or transferee of substantially all of the assets of Affinity.
24.Post-Employment Effectiveness. Executive expressly acknowledges that Paragraphs 12-30 of this Agreement remain in effect after the termination of Executive’s employment with Affinity.
25.Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being mailed, postage prepaid, certified or registered mail with return receipt requested, or sent by a reputable overnight delivery service such as Federal Express or DHL that tracks its deliveries, to the address shown below for each such party or such other address as may be designated in writing hereafter by such party:
(A)    If to Affinity:        Affinity Gaming
3755 Breakthrough Way
Suite 300
Las Vegas, Nevada 89135
Attn: General Counsel

        (B)    If to Executive:        The most recent home address that Affinity has on
                        file for Executive.

26.Waiver. Affinity’s waiver of a breach by Executive of any provision of this Agreement or failure to enforce any such provision with respect to Executive shall not operate or be construed as a waiver of any subsequent breach by Executive of any such provision or of any other provision, or of Affinity’s right to enforce any such provision or any other provision with respect to Executive. No act or omission of Affinity shall constitute a waiver of any of its rights hereunder except for a written waiver signed by Affinity’s Chief Executive Officer.
27.Third Party Beneficiaries. Executive acknowledges and agrees that each Board Shareholder is an express third party beneficiary of Executive’s obligations hereunder and shall have full rights to enforce the terms of this Agreement against Executive.
28.Governing Law. This Agreement shall in all respects be governed by the substantive laws of the State of Nevada without regard to its or any other state’s conflict of law rules.
29.Amendment. The terms of this Agreement may be modified only by a writing signed by both Executive and Affinity’s Chief Executive Officer.
30.Section 409A. The parties agree that this Agreement is intended to comply with the requirements of Section 409A or an exemption from Section 409A, and shall be interpreted accordingly. To the extent that any provision in this Agreement would otherwise result in Executive being subject to payment of tax, interest, or any tax penalty under Section 409A, Affinity and Executive agree to amend this Agreement in a manner that brings the Agreement into compliance with Section 409A and preserves to the maximum extent possible the economic value of the relevant payment or benefit to Executive. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. If Executive is a “specified employee” within the meaning of Section 409A, any installment payment otherwise due Executive during the first six months following Executive’s separation from service that is not exempt from Section 409A either as separation pay or as a short term deferral under Section 409A shall be held until and paid, without interest, on the later of (i) the date that is six months after the effective date of the separation from service or, if earlier, the date of death of the Executive (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such deferred compensation would otherwise be paid or provided in accordance with this Agreement. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.
31.Entire Agreement. This Agreement and the LTIP constitute the entire agreement and understanding of the parties hereto with respect to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties.
32.Counterparts. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument. Facsimile or electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement.

EXECUTIVE AND AFFINITY EACH REPRESENT AND WARRANT THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH AGREES TO BE BOUND THEREBY.

EXECUTIVE		AFFINITY GAMING

/s/ JEFFREY SOLOMON	By:	/s/ MICHAEL SILBERLING
Jeffrey Solomon		Michael Silberling
Chief Executive Officer
Dated: February 29, 2016		Dated: February 29, 2016